PDI Reports First Quarter Financial Results, Provides Business Update

Conference Call Begins Today at 4:30 p.m. Eastern Time

SADDLE RIVER, N.J. (May 8, 2008) – PDI, Inc. (NASDAQ: PDII), a provider of commercialization services to the biopharmaceutical industry, today announced financial results for the three months ended March 31, 2008, and provided a business update.  Summary results are as follows:

	For the three-month period
	ended March 31 *
			$
	2008	2007	Change
Revenue, net	$32.2	$32.8	$(0.6)
Gross profit	$8.7	$9.0	$(0.3)
Operating expense	$10.4	$11.2	$(0.8)
Operating loss	$(1.7)	$(2.2)	$0.5
Other income, net	$1.2	$1.4	$(0.2)
Net loss	$(1.1)	$(1.9)	$0.8

Loss per share	$(0.08)	$(0.14)	$0.06

*	Unaudited, $'s in millions except per share information.

Financial Overview

Revenue – Lower overall net revenue in the first quarter of 2008 was a result of a $0.9 million decline in net revenue in our Sales Services segment partially offset by higher net revenue in our Marketing Services segment.  The Sales Services decline was primarily attributable to the winding down of certain significant contracts, largely offset by new contract wins.  Marketing Services segment revenue was higher in 2008, due to increased revenue from our Pharmakon business unit.

Gross profit – Gross profit increased modestly in both Sales Services and Marketing Services in 2008.  These improvements were offset by start up costs of approximately $0.5 million related to product commercialization activities.

Operating expenses – Total operating expenses were lower in the first quarter of 2008 compared with the prior-year period due in large part to the Company’s ongoing cost-reduction initiatives.

Operating loss – Improvements in operating income in 2008 in both the Sales Services segment and the Marketing Services segment due to the factors outlined above resulted in an overall operating loss of $(1.7) million in 2008 compared with an operating loss of $(2.2) million in 2007.

Liquidity and cash flow – Cash, cash equivalents and short-term investments as of March 31, 2008 were $111.1 million, a $4.1 million increase compared with $107.0 million as of December 31, 2007.  The increase in cash was primarily attributable to improvements in working capital, particularly a decrease in accounts receivable. At March 31, 2008, the Company was invested in highly liquid securities and did not incur any realized or unrealized losses on these investments in the quarter.

Commentary

Commenting on first quarter financial results, Michael Marquard, chief executive officer of PDI said, “First quarter revenue indicates that we are successfully rebuilding our business after the expiration of a number of large sales services contracts during the previous 18 months. These expirations were offset by new wins throughout 2007 and early 2008, which resulted in revenue being down only slightly from the previous year.  We continue to be confident that we will derive revenue throughout 2008 from these contracts. For example, as previously announced, we recognized seasonal sales from a contract that will continue again next winter. We are also pleased to announce the extension of a contract into 2009 with an annualized revenue value of $13 million with a top-ten pharmaceutical company. We also had good demand for our new flexible service offerings.

“In February we announced an important new growth initiative, Product Commercialization, whereby we will take financial responsibility for marketing products with growth potential that are mature, under-promoted and/or soon to launch into mature markets,” Mr. Marquard continued.  “We were very excited to announce in April our first agreement under this new initiative.

“Prior to entering into this agreement we examined this product very carefully, performing due diligence through the capabilities of our TVG subsidiary, and also engaged consultants to analyze the product’s potential.  The term of the agreement is approximately four years, which is longer than our traditional sales services agreements, and has the potential to provide higher margins to us over the term of the arrangement.  We plan to spend approximately $21 million per year on promotional activities. Although this opportunity will be dilutive to earnings in 2008, including a dilution of approximately $5 million in the second quarter, we anticipate that it will be accretive to earnings in 2009.  Product commercialization is a natural extension of our strategic plan to leverage our sales and marketing expertise to deliver significantly higher margins than our normal fee-for-service arrangements.”

Conference Call

PDI will hold a conference call and webcast today beginning at 4:30 p.m. Eastern time to discuss this announcement and to answer questions.  The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the call can be accessed by dialing (866) 644-4654 from the U.S. or (706) 634-8407 from outside the U.S.  A telephone replay will be available from 6:30 p.m. Eastern time on May 8, 2008 through 11:59 p.m. Eastern Time on May 11, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 45735734.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

PDI currently operates in two business segments: Sales Services and Marketing Services.  Our sales services include Performance Sales Teams™, which are dedicated pharmaceutical sales force teams for specific customers; Select Access™, our targeted sales solution that leverages an existing sales force and infrastructure; and PDI ON DEMAND, a suite of innovative sales services that provide rapid, customized sales force solutions tailored to meet the local, regional and seasonal needs of our customers.  Our marketing services include marketing research and consulting services through TVG, and medical communications services through Pharmakon.  In addition, PDI is a high-quality provider of continuing medical education through Vital Issues in Medicine (VIM®).  PDI also provides product commercialization, for which we utilize our considerable sales and marketing expertise to promote certain pharmaceutical products on behalf of our customers through revenue-sharing arrangements.  PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  Such factors include, but are not limited to: changes in outsourcing trends or a reduction in promotional, marketing and sales expenditures in the pharmaceutical, biotechnology and life sciences industries; the loss of one or more significant clients or a material reduction in service revenues from such clients; the ability to fund and successfully implement PDI’s long-term strategic plan; the ability to successfully develop product commercialization opportunities; the ability to successfully identify, complete and integrate any future acquisitions and the effects of any such acquisitions on PDI’s ongoing business; the ability to meet performance goals in incentive-based and revenue sharing arrangements with clients; competition in our industry; the ability to attract and retain qualified sales representatives and other key employees and management personnel; product liability claims against PDI; changes in laws and healthcare regulations applicable to PDI’s industry or PDI’s, or its clients’, failure to comply with such laws and regulations; volatility of PDI’s stock price and fluctuations in its quarterly revenues and earnings; potential liabilities associated with insurance claims; failure of, or significant interruption to, the operation of its information technology and communications systems; and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2007, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)

Revenue, net	$32,229	$32,802
Cost of services	23,530	23,827
Gross profit	8,699	8,975

Compensation expense	6,133	6,099
Other selling, general and administrative expenses	4,274	5,119
Total operating expenses	10,407	11,218
Operating loss	(1,708)	(2,243)

Other income, net	1,150	1,360
Loss before income tax	(558)	(883)
Provision for income tax	502	1,018

Net loss	$(1,060)	$(1,901)

Loss per share of common stock:
Basic	$(0.08)	$(0.14)
Diluted	(0.08)	(0.14)
	$(0.08)	$(0.14)
Weighted average number of common shares and
common share equivalents outstanding:
Basic	13,969	13,908
Diluted	13,969	13,908

Selected Balance Sheet Data
(in thousands)
	March 31,	December 31,
	2008	2007
	(unaudited)

Cash and short-term investments	$111,082	$106,985
Working capital	112,264	111,587
Total assets	171,911	179,554
Total liabilities	32,488	39,365
Total stockholders' equity	139,423	140,189

PDI CONTACT:
Jeffrey E. Smith
Chief Financial Officer
(201) 258-8451
jesmith@pdi-inc.com
www.pdi-inc.com
or
INVESTOR CONTACTS:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100